China Green Agriculture, Inc.
Provides Details on Land Purchase and Gufeng Acquisition

XI'AN, China, September 13 — China Green Agriculture, Inc. (NYSE: CGA) (“China Green Agriculture”, “the Company” or “we”), a leading producer and distributor of humic acid ("HA") based compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer through its wholly owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. and Beijing Gufeng Chemical Products Co., Ltd., today issued the following statement:

Over the past few weeks, a number of bloggers believed to be short sellers or affiliated with short sellers have posted incorrect and defamatory reports on the Company. While it is not our policy to address every false rumor and accusation, we believe it is in the interest of the Company and its shareholders to fully respond to these issues.

Certain questions have been raised regarding two strategic acquisitions the Company has made. Both acquisitions, the acquisition of an 88-acre site for the Company's R&D Center on September 25, 2009 and the acquisition of a fertilizer company based in Beijing on July 2, 2010, are key components of the Company's continued growth strategy. The R&D Center is in the process of being built: The Company has completed 100 sunlight greenhouses and is in the process of building 12 “intelligent” greenhouses. The Gufeng acquisition is expected to contribute $10.6 million in earnings for its fiscal year ending June 30, 2011.  Below is a discussion of the purchase price and rationale for these two acquisitions.

Land Purchase

As previously reported in the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2009 for the fiscal quarter ended September 30, 2009, the Company, through its indirectly wholly-owned subsidiary, Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd. , on September 25, 2009, purchased a land use right for approximately 88 acres of land located at Hu County, Xi’an. The land use right certificate was issued by the People’s Government and Land & Resources Bureau of Hu County.

The total purchase price was RMB73,184,894.78 (or approximately $10.8 million). (For the purposes of this press release, unless otherwise indicated, $1=RMB6.7815, using the exchange rate as of June 30, 2010.)

In purchasing this 88-acre parcel of land, there were three parts to the transaction:

1.	Payment to the previous owner for giving up its current land use rights, or Land Transfer Fee
2.	Payment to the government for land use rights

3.	Appraisal and Survey Fees

1. Payment to Previous Owner

In China, since 1988, there are three ways to obtain land use rights: Land Allocation, Land Grant and Land Transfer. Land Allocation and Land Grant are transactions in which one party is the government while Land Transfer does not involve the government directly. The Company purchased the land use right through Land Transfer.

The Company paid the seller, a state-owned entity RMB54,834,840.71 (approximately $8.1 million) in order to secure the transfer of the land use right as the Land Transfer Fee.

2. Payment to Government

In addition to the Land Transfer Fee paid to the seller, the Company also needed to obtain the approval from the government. The Land Granting Fee was fee paid to obtain the government’s approval for the transfer of the land use rights. The Land Compensation Fee is a fee assessed to compensate the government in the event that a company closes its business in the future and the government needs to step in to return the land to its prior type of use. This is also a standard fee payable in similar land purchases.

The Company also had to pay a Deed Tax and a Registration Fee.  Such fees are also standard government charges.

A listing of the fees paid to the government is provided below:

Type of Fee	Amount in RMB	Amount in US Dollar

Land Granting Fee	5,201,605.29	767,029
Land Compensation Fee	12,149,554.00	1,791,573
Deed Tax	520,534.78	76,758
Registration Fee	408,360.00	60,217

3. Appraisal and Survey Fees:

Type of Fee	Amount in RMB	Amount in US Dollar

Survey Fee	40,000.00	5,898
Appraisal Fee	30,000.00	4,424

The Company hired an appraisal firm to appraise and survey the exact dimensions of the property. The appraisal firm is a certified Beijing-based appraisal firm, ranked as among the top 20 appraisal firm in Beijing by measure of revenues and number of appraisers according to the Beijing Accountant Association. Its clients include agencies of the Provincial and State Governments of China and the largest banks and other publicly and privately held institutions in China. The appraisal valued the property at RMB76,292,800 (approximately $11.2 million) in 2009. This was more than the RMB73,184,894.78 (approximately $10.8 million) we paid.

Tao Li, Chairman, President and CEO of China Green stated, “As the largest shareholder of China Green Agriculture, I am very pleased we were able to secure this land for our new R&D center.”

Gufeng Acquisition

As previously reported on our Current Report on Form 8-K filed with the SEC on July 7, 2010, we acquired Beijing Gufeng Chemical Products Co., Ltd., (“Gufeng”), and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd. (“Tianjuyuan”), on July 2, 2010, by purchasing all of the outstanding equity interests of Gufeng. The total purchase price was $31.8 million. This consisted of RMB60 million (approximately $8.8 million) in cash plus an aggregate of 2,275,931 newly issued shares (the "Shares") of common stock of the Company, valued at the time of issuance of RMB156 million (approximately $23 million), based on a per share price of $10.10.

To protect our interest, 40% of the Shares were placed in escrow pending satisfaction of certain conditions such as “Make Good” targets of $88.4 million in revenue and $10.6 million in net profit for Gufeng for the fiscal year ended June 30, 2011. The purchase price divided by the “Make Good” earnings, equates to a P/E ratio of 3.00x.

In addition, our plan is to provide RMB100 million (approximately $14.7 million) of working capital to Gufeng after the acquisition in order to facilitate its expansion helping to reach full utilization of production capacity, purchase more raw materials or enhance marketing activities. This is totally separate from the purchase price.

We had been looking for a compatible acquisition to fit into our long-term growth strategy for over two years. The major advantages of having acquired Gufeng are as follows:

1.	Gufeng provides a complementary product line, which will enable us to sell both organic and compound fertilizer.
2.	Gufeng has good production facilities that can enable us to meet our long-term goals.
3.	Gufeng has a strong distribution network, which complements ours. We believe we should be able to sell our products to some of its customers and its products to some of our customers.
4.	Gufeng has a strong management team with a deep understanding of fertilizer markets in China. This management team will complement our existing team.
5.	Gufeng has its headquarters in Beijing and a geographic base in northern China. We are under penetrated in northern China, so this acquisition will strengthen our presence in that important market.

As noted above, we believe the Gufeng acquisition will be accretive to earnings in 2011 and will provide the basis for a stronger growth in coming years.

About China Green Agriculture, Inc.

China Green Agriculture, Inc. mainly produces and distributes humic acid (HA)-based compound fertilizers and other varieties of compound fertilizers through its wholly-owned subsidiaries, Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. ("Jinong") and Beijing Gufeng Chemical Products Co., Ltd. ("Gufeng"). Jinong produces and sells 157 different kinds of fertilizer products , all of which are certified by the PRC government as Green Food Production Materials, as stated by the China Green Food Research Center. Jinong currently markets its fertilizer products to private wholesalers and retailers of agricultural farm products in 21 provinces, four autonomous regions and three central-government-controlled municipalities in the PRC. The five provinces in which Jinong had the largest amount of sales, which collectively accounted for approximately 38.3% of the Company's fertilizer revenue for the fiscal year ended June 30, 2010,were Shandong (10.3%), Shaanxi (10.0%), Anhui (6.2%), Heilongjiang (6.0%) and Henan (5.8%). The recently acquired company, Gufeng and its wholly-owned subsidiary, Beijing Tianjuyuan Fertilizer Co., Ltd. are Beijing-based producers of compound fertilizer, blended fertilizer, organic compound fertilizer and mixed organic-inorganic compound fertilizer. Gufeng produces and sells over 300 different kinds of fertilizer products, and has over 150 distributors nationwide. For more information, visit http://www.cgagri.com.

Safe Harbor Statement

This press release contains forward-looking statements concerning the Company's business, products and financial results. The Company's actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company's control. All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company's reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulation.

For more information, please contact:

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net

China Green Agriculture, Inc.
Mr. Ken Ren, Chief Financial Officer
Tel:   +1-530-220-3026
Email: kenren@cgagri.com